SCHEDULE 14A INFORMATION
               REVOCATION STATEMENT PURSUANT TO SECTION 14(a)
                   OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant {X}

Filed by a Party other than the Registrant {_}

Check the appropriate box:
{_}      Preliminary Proxy Statement (Revocation of Consent Statement)
{_}      Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
{_}      Definitive Proxy Statement (Revocation of Consent Statement)
{X}      Definitive Additional Materials
{X}      Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                    GREAT WESTERN FINANCIAL CORPORATION
                 -----------------------------------------
              (Name of Registrant as Specified in Its Charter)


                 -----------------------------------------
  (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
{X}      No fee required.
{_} Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
         (1)   Title of each class of securities to which transaction applies:
         (2)   Aggregate number of securities to which transaction applies:
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): _____

         (4)   Proposed maximum aggregate value of transactions:  __________

         (5)   Total fee paid.

--------
{_}      Fee paid previously with preliminary materials.

{_} Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)   Amount Previously Paid: ____________________________________
         (2)   Form, Schedule or Registration Statement No.: ______________
         (3)   Filing Party: ______________________________________________
         (4)   Date Filed: ________________________________________________



                              [Press Release]



[Great Western Logo]

                                                                       NEWS

                                                      FOR IMMEDIATE RELEASE
                                                             April 24, 1997

Contact: Ian Campbell      818-775-3773
         Charlie Coleman   818-775-3766

              GREAT WESTERN UNCOVERS AHMANSON ATTEMPT TO VOTE
                         MILLIONS OF SHARES TWICE

         Great Western To Seek Injunction; Outcome Of Vote Remains in Doubt

         CHATSWORTH, Calif. -- Great Western Financial Corporation (NYSE:
GWF) announced that it will promptly file an action in Delaware Chancery Court seeking to enjoin an attempt by H. F. Ahmanson & Company to double vote more than five million shares in its solicitation of consents from Great Western stockholders.

         On April 9, 1997, Ahmanson submitted its consents and claimed that it had prevailed on its three by-law amendment proposals. Two days ago, representatives of Great Western and Ahmanson began a review of all consents and revocations under the supervision of the independent inspectors. Great Western immediately identified the voting irregularity and brought it to the attention of a stockholder whose shares Ahmanson was attempting to vote twice.

         That stockholder promptly informed the inspectors in writing that it had just been advised that 5,209,800 of its shares "represent a duplicate vote" and that "we are requesting that you kindly disregard the (duplicate) consent that we sent to Mackenzie Partners." Mackenzie Partners is Ahmanson's professional proxy soliciting agent.

         Great Western stated: "It is hard to imagine that Ahmanson agents were unaware that these shares represent a double vote. Our advisors identified the duplicate vote as soon as they saw Ahmanson's consents. Despite clear and indisputable evidence that these shares were improperly voted, Ahmanson continues to insist that they be counted. Great Western stockholders deserve nothing less than a full and fair count in connection with the Ahmanson consent solicitation. Great Western will vigorously pursue any voting irregularity it identifies."

         The inspectors have taken the position that they are not empowered to address the double vote issue and as a result Great Western will promptly pursue its remedies in court. The inspectors have further indicated that they may certify the results of the consent solicitation on Ahmanson's three by-law amendment proposals as early as tomorrow. Those results will show a margin for Ahmanson that is substantially less than the
5.2 million double voted shares. Accordingly, the results of this consent solicitation will be determined by the court.

         No results have been tabulated or reported by the inspectors on Ahmanson's two remaining proposals. Ahmanson has not requested that a record date be set for such proposals, and accordingly no record date has been set. The inspectors have stated that they will not tabulate results on Ahmanson's two remaining proposals prior to the determination of a record date.

         With assets of $42.9 billion, Great Western Financial Corporation is a diversified financial services company operating more than 1,150 mortgage lending, retail banking, and consumer finance offices nationwide. Great Western's principal subsidiary, Great Western Bank, is a mortgage-oriented consumer bank with banking branch networks in California and Florida.

         Great Western Financial Corporation ("Great Western") and the persons named below may be deemed to be participants in the solicitation of proxies in connection with the merger of Great Western and Washington Mutual, Inc. ("Washington Mutual") pursuant to which each outstanding share of Great Western common stock would be converted into 0.9 shares of Washington Mutual common stock (the "Merger"). Participants in this solicitation may include the directors of Great Western (J. F. Montgomery, J. F. Maher, Dr. D. Alexander, H. F. Christie, S. E. Frank, J. V. Giovenco,
F. A. Gryp, E. Hernandez, Jr., C. D. Miller, Dr. A. E. Siegel and W. B. Wood, Jr.); the following executive officers of Great Western: J. L. Erikson, C. F. Geuther, M. M. Pappas, A. W. Schenck III, R. W. Sims and J.
M. Studenmund; and the following other members of management of Great
Western: S. F. Adams, B. F. Antenberg, B. R. Barkley, I. D. Campbell, C. Coleman, A. D. Meadows and J. A. Trotter (collectively, the "Great Western Participants"). Messrs. Montgomery and Maher beneficially own 680,488 shares and 611,762 shares of Great Western common stock, respectively (including shares subject to stock options exercisable within 60 days). The remaining Great Western Participants do not beneficially own, individually or in the aggregate, in excess of 1% of Great Western's equity securities.

         Great Western has retained Goldman, Sachs & Co. ("Goldman Sachs") and Merrill Lynch & Co. ("Merrill Lynch") to act as its financial advisors in connection with the Merger, as well as the merger proposal by H. F. Ahmanson & Company, for which they received and may receive substantial fees, as well as reimbursement of reasonable out-of-pocket expenses. In addition, Great Western has agreed to indemnify Goldman Sachs and Merrill Lynch and certain related persons against certain liabilities, including certain liabilities under the federal securities laws, arising out of their engagement. Each of Goldman Sachs and Merrill Lynch is an investment banking firm that provides a full range of financial services for institutional and individual clients. Neither Goldman Sachs nor Merrill Lynch admits that it or any of its directors, officers or employees is a "participant" as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended, in the solicitation, or that Schedule
14A requires the disclosure of certain information concerning Goldman Sachs and Merrill Lynch. In connection with Goldman Sachs's role as financial advisor to Great Western, Goldman Sachs and the following investment banking employees of Goldman Sachs may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Great Western: J. Wender, J. Mahoney, A. Gordon, T. Owens and A. Vittorelli. In connection with Merrill Lynch's role as financial advisor to Great Western, Merrill Lynch and the following investment banking employees of Merrill Lynch may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Great Western: H. Lurie, L. S. Wolfe,
P. Wetzel, F. V. McMahon, J. Esposito, C. Del-Moral Niles and K. Gupta. In the normal course of their respective businesses Goldman Sachs and Merrill Lynch regularly buy and sell securities issued by Great Western and its affiliates ("Great Western Securities") and Washington Mutual and its affiliates ("Washington Mutual Securities") for its own account and for the accounts of its customers, which transactions may result in Goldman Sachs and its associates and Merrill Lynch and its associates having a net "long" or net "short" position in Great Western Securities, Washington Mutual Securities, or option contracts with other derivatives in or relating to Great Western Securities or Washington Mutual Securities. As of April 21, 1997, Goldman Sachs had positions in Great Western Securities and Washington Mutual Securities as principal as follows: (i) net "long" 9,173 of Great Western's common shares; (ii) net "long" $1 million of Great Western's deposit notes; and (iii) net "long" 1,098 of Washington Mutual's common shares. As of April 21, 1997, Merrill Lynch had positions in Great Western Securities and Washington Mutual Securities as principal as follows: (i) net "long" 7,126 of Great Western's common shares and (ii) net "long" 1,526 of Washington Mutual's common shares.

         Other participants include Washington Mutual and may include the directors of Washington Mutual (D. P. Beighle, D. Bonderman, J. T. Crandall, R. H. Eigsti, J. W. Ellis, D. J. Evans, A. V. Farrell, W. P. Gerberding, K. K. Killinger, S. B. McKinney, M. K. Murphy, W. G. Reed, Jr. and J. H. Stever); the following executive officers of Washington Mutual:
C. S. Davis, S. P. Freimuth, L. D. Lannoye, W. A. Longbrake, D. W. Oppenheimer, C. E. Tall and S. L. Wilson; and the following other members of management of Washington Mutual: K. Christensen, J. DeGrande, W. Ehrlich, J. B. Fitzgerald, M. Kittner and D. G. Wisdorf (collectively, the "Washington Mutual Participants"). Messrs. Bonderman, Crandall and Killinger beneficially owned 1,894,141 shares, 6,549,755 shares and 1,044,224 shares of Washington Mutual common stock, respectively. The remaining Washington Mutual Participants do not beneficially own, individually or in the aggregate, in excess of 1% of Washington Mutual's equity securities. The Washington Mutual Participants do not beneficially own, individually or in the aggregate, in excess of 1% of Great Western's equity securities.

         Washington Mutual has retained Lehman Brothers Inc. ("Lehman Brothers") to act as its financial advisor in connection with the Merger for which it received and may receive substantial fees as well as reimbursement of reasonable out-of-pocket expenses. In addition, Washington Mutual has agreed to indemnify Lehman Brothers and certain related persons against certain liabilities, including certain liabilities under the federal securities laws, arising out of its engagement. Lehman Brothers is an investment banking firm that provides a full range of financial services for institutional and individual clients. Lehman Brothers does not admit that it or any of its directors, officers or employees is a "participant" as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended, in the solicitation, or that Schedule 14A requires the disclosure of certain information concerning Lehman Brothers. In connection with Lehman Brothers' role as financial advisor to Washington Mutual, Lehman Brothers and the following investment banking employees of Lehman Brothers may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Washington Mutual and Great Western: S. B. Wolitzer, P. R. Erlanger, S. Sobti, D. J. Kim, C. P. Sweeney and D. A. Trznadel. In the normal course of its business Lehman Brothers regularly buys and sells Washington Mutual Securities and Great Western Securities for its own account and for the accounts of its customers, which transactions may result from time to time in Lehman Brothers and its associates having a net "long" or net "short" position in Washington Mutual Securities, Great Western Securities or option contracts with other derivatives in or relating to Washington Mutual Securities or Great Western Securities. As of April 21, 1997, Lehman Brothers had positions in Washington Mutual Securities and Great Western Securities as principal as follows: (i) net "short" 224 of Washington Mutual's common shares; (ii) net "long" 27,434 shares of Washington Mutual's 9.12% preferred stock; (iii) net "long" 124,964 shares of Washington Mutual's 7.60% preferred stock; (iv) net "short" 8,291 of Great Western's common shares; and (v) net "long" 160,000 shares of Great Western's 8.30% preferred stock.


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